Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-180289

November 5, 2014

1.500% Notes due 2017

2.375% Notes due 2019

Final Term Sheet:

Issuer:	HSBC USA Inc.
Sole Bookrunner:	HSBC Securities (USA) Inc.
Structure:	3-year Senior Notes due 2017 (the “2017 Notes”) 5-year Senior Notes due 2019 (the “2019 Notes”)
Ratings:*	A2/A+ (Stable/Negative)
Pricing Date:	November 5, 2014
Settlement Date:	November 13, 2014 (T+5)
Use of Proceeds:	General corporate purposes, which may include investments in and advances to our affiliates or subsidiaries, including HSBC Bank USA, N.A.
Maturity Date:	2017 Notes: November 13, 2017 2019 Notes: November 13, 2019
Form of Note:	Senior Notes
Form of Offering:	SEC Registered
CUSIP / ISIN:	2017 Notes: 40428H PL0 / US40428HPL05 2019 Notes: 40428H PN6 / US40428HPN60
Co-Managers:

ABN AMRO Securities (USA) LLC

Banca IMI S.p.A.

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Commerz Markets, LLC

Danske Markets Inc.

Emirates NBD Capital Limited

First Gulf Bank PJSC

ING Financial Markets LLC

Lloyds Securities Inc.

Macquarie Capital (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith

                       Incorporated

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

nabSecurities, LLC

Natixis Securities Americas LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Transaction Details:

Principal Amount:	2017 Notes: $750,000,000 2019 Notes: $1,000,000,000
Benchmark Treasury:	2017 Notes: UST 0.875% due October 15, 2017 2019 Notes: UST 1.500% due October 31, 2019
Treasury Yield:	2017 Notes: 0.956% 2019 Notes: 1.638%
Treasury Price:	2017 Notes: 99-24+ 2019 Notes: 99-11
Re-offer Spread:	2017 Notes: UST + 55 basis points 2019 Notes: UST + 75 basis points
Coupon:	2017 Notes: 1.500% 2019 Notes: 2.375%
Re-offer Yield:	2017 Notes: 1.506% 2019 Notes: 2.388%
Issue Price:	2017 Notes: 99.982% 2019 Notes: 99.939%
Gross Fees:	2017 Notes: 0.250% 2019 Notes: 0.325%
Net Price:	2017 Notes: 99.732% 2019 Notes: 99.614%
Net Proceeds to Issuer:	2017 Notes: $747,990,000 2019 Notes: $996,140,000
Interest Payment Dates:	Semi-annual on each May 13 and November 13, commencing May 13, 2015
Call Features:	NCL
Day Count Convention:	30/360
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Principal Paying Agent:	HSBC Bank USA, N.A.

Floating Notes due 2017

Floating Notes due 2019

Final Term Sheet:

Issuer:	HSBC USA Inc.
Sole Bookrunner:	HSBC Securities (USA) Inc.
Structure:

3-year Floating Rate Notes due 2017 (the “2017 Floating Rate Notes”)

5-year Floating Rate Notes due 2019 (the “2019 Floating Rate Notes” and, together with the 2017 Floating Rate Notes, the 2017 Notes, and the 2019 Notes, the “Senior Notes”)

Ratings:*	A2/A+ (Stable/Negative)
Pricing Date:	November 5, 2014
Settlement Date:	November 13, 2014 (T+5)
Use of Proceeds:	General corporate purposes, which may include investments in and advances to our affiliates or subsidiaries, including HSBC Bank USA, N.A.
Maturity Date:	2017 Floating Rate Notes: November 13, 2017 2019 Floating Rate Notes: November 13, 2019
Form of Note:	Floating Rate Notes
Form of Offering:	SEC Registered
CUSIP / ISIN:	2017 Floating Rate Notes: 40428H PM8 / US40428HPM87 2019 Floating Rate Notes: 40428H PP1 / US40428HPP19
Co-Managers:

ABN AMRO Securities (USA) LLC

Banca IMI S.p.A.

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

CIBC World Markets Corp.

Citigroup Global Markets Inc.

Commerz Markets, LLC

Danske Markets Inc.

Emirates NBD Capital Limited

First Gulf Bank PJSC

ING Financial Markets LLC

Lloyds Securities Inc.

Macquarie Capital (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith

                       Incorporated

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

nabSecurities, LLC

Natixis Securities Americas LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Wells Fargo Securities, LLC

Transaction Details:

Principal Amount:	2017 Floating Rate Notes: $350,000,000 2019 Floating Rate Notes: $350,000,000
Coupon:	2017 Floating Rate Notes: Three-month USD LIBOR plus 34 basis points 2019 Floating Rate Notes: Three-month USD LIBOR plus 61 basis points
Issue Price:	2017 Floating Rate Notes: 100.00% 2019 Floating Rate Notes: 100.00%
Gross Fees:	2017 Floating Rate Notes: 0.250% 2019 Floating Rate Notes: 0.325%
Net Price:	2017 Floating Rate Notes: 99.750% 2019 Floating Rate Notes: 99.675%
Net Proceeds to Issuer:	2017 Floating Rate Notes: $349,125,000 2019 Floating Rate Notes: $348,862,500
Interest Payment Dates:	Quarterly on the 13th of each of, February, May, August and November, commencing February 13, 2015
Call Features:	NCL
Day Count:	Actual/360
Day Count Convention:	Modified Following, Adjusted
Payment Days:	New York & London
Interest Determination Date:	Two London Business Days. The initial interest rate will be the three-month USD LIBOR as determined on November 11, 2014.
Minimum Denominations:	$100,000 and integral multiples of $1,000 thereafter
Principal Paying Agent:	HSBC Bank USA, N.A.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Senior Notes will be made against payment therefor on or about November 13, 2014, which will be the fifth business day following the date of pricing of the Senior Notes (such settlement cycle being referred to herein as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Senior Notes on the date of pricing or the following business day will be required, by virtue of the fact that the Senior Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Senior Notes who wish to trade the Senior Notes on the date of pricing or the following business day should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement, the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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